quadrax
                                Advanced Materials Systems


    FOR IMMEDIATE RELEASE: November 18, 1996

    CONTACT: 	Edward A. Stoltenberg, C.F.O., Quadrax Corporation,
 			          tel. (401) 683-6600

           			Hal Levine/Marty Cohen, The Levine Group, tel. (212) 682-8875


                     QUADRAX TO RELINQUISH WIMBLEDON LICENSE


         PORTSMOUTH, RI--Quadrax Corporation (Nasdaq-Small Cap
   Issues: QDRX) announced today it has relinquished the license to utilize the Wimbledon trademark in the United States for tennis rackets. James J. Palermo, Chairman and Chief Executive Officer of Quadrax Corporation, said, "Despite two years of effort, our experience is that the prestige associated with The All England Tennis Club and the Wimbledon name never translated into any meaningful interest in Wimbledon branded tennis rackets. As a result, maintaining the licensing arrangement is not economically justified."

       	Quadrax has determined that its thermoplastic material is the differentiating feature in the tennis racket, and without the restriction of the Wimbledon license the Company will be able to market its racket to a larger base of retailers. Quadrax will continue to market its thermoplastic tennis racket through its own resource of outlets, or in conjunction with a major international partner. Furthermore, Quadrax can manufacture private label tennis rackets out of its patented material for other companies.

       Quadrax Corporation produces thermoplastic composite materials using its proprietary fabrication and manufacturing processes for a wide range of high-performance commercial and consumer products.



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   by dialing 1-800-758-5804, ext. 728452, or at
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   Quadrax Corporation
   300 High Point Avenue, Portsmouth,  RI  02871
   Tel: (401)683-6600  Fax: (401)683-6606